Exhibit (12)(a)

[Chapman and Cutler LLP Letterhead]

July 29, 2021

Board of Trustees

Innovator ETFs Trust II

Innovator Laddered Fund of U.S. Equity Power Buffer ETFs™

109 North Hale Street

Wheaton, Illinois 60187

Board of Trustees

Innovator ETFs Trust

Innovator Laddered Fund of U.S. Equity Power Buffer ETFs™

109 North Hale Street

Wheaton, Illinois 60187

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Innovator Laddered Fund of U.S. Equity Power Buffer ETFs™ (the “Acquired Fund”), a series of Innovator ETFs Trust II(the “Trust II”), a Massachusetts business trust, to the holders of the shares of beneficial interest (the “Acquired Fund Shares”) of the Acquired Fund (the “Acquired Fund Shareholders”), and to Innovator Laddered Fund of U.S. Equity Power Buffer ETFs™ (the “Acquiring Fund”), a series of Innovator ETFs Trust (the “Trust I”), in connection with the proposed transfer of all of the assets and liabilities of the Acquired Fund to the Acquiring Fund in exchange for shares of the Acquiring Fund (“Acquiring Fund Shares”) with an aggregate net asset value (“NAV”) equal to the NAV of the Acquired Fund, followed by the liquidating distribution by the Acquired Fund to its shareholders of the shares of the Acquiring Fund in proportion to their holdings of shares of the Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of ___________, ____ executed by Trust II on behalf of the Acquired Fund, and the Trust on behalf of the Acquiring Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form N-14 filed by Acquiring Fund with the Securities and Exchange Commission, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquired Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Trust on behalf of the Acquiring Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Board of Trustees

_________, 2021

Based upon the foregoing, it is our opinion that:

(i)        the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund, as provided for in the Agreement, in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Acquired Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

(ii)        no gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code or upon the distribution of Acquiring Fund Shares to shareholders of the Acquired Fund in complete liquidation pursuant to Section 361(c)(1) of the Code;

(iii)        no gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for the assumption of all of the liabilities of the Acquired Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code;

(iv)        the tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the exchange, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund upon the exchange pursuant to Section 362(b) of the Code;

(v)         the holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code;

(vi)        no gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of all of their Acquired Fund Shares for the Acquiring Fund Shares pursuant to Section 354(a) of the Code;

(vii)       the aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Acquired Fund will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code;

Board of Trustees

_________, 2021

(viii)     the holding period of the Acquiring Fund Shares received by a shareholder of the Acquired Fund will include the holding period of the Acquired Fund Shares exchanged therefor, provided that the shareholder held the Acquired Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code; and

(ix)        the taxable year of the Acquired Fund will not end as a result of the Reorganization and the Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Form N-14 and to the references therein to us under the heading “Section A–Reorganizations — Questions and Answers/Synopsis–What are the Federal income and other tax consequences of the Reorganization,” and “Certain Federal Income Tax Consequences”. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Chapman and Cutler LLP